Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Statement on Form 1-A or Form 1-K, of our report dated March 31, 2023, with respect to our audit on the consolidated financial statements of Skybound Holdings LLC and subsidiaries as of and for the years ended December 31, 2022 and 2021.

Very truly yours,

Newport Beach, California

March 31, 2023